EXHIBIT 10(a)

Executive
Change in Control Agreement
(Tier I)

Weyerhaeuser Company

Weyerhaeuser Company
_____________________ (Executive)
Executive Change in Control Agreement (Tier I)
THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT (Tier I) is made and entered into by and between Weyerhaeuser Company (hereinafter referred to as the “Company”) and ________________________ (hereinafter referred to as the “Executive”).
WHEREAS, should the possibility of a Change in Control of the Company arise, the Board of Directors believes it is imperative that the Company and the Board should be able to rely on the Executive to continue in his position, and that the Company should be able to receive and rely on the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and
WHEREAS, should the possibility of a Change in Control arise, in addition to the Executive’s regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.
NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:
Article 1.    Term of This Agreement
This Agreement shall commence on the Effective Date and shall terminate on December 31, 2016; provided, however, that commencing on December 31, 2016 and each December 31 thereafter, the term of this Agreement shall be automatically extended for one additional year unless, not later than thirty (30) calendar days prior to such December 31, the Company or Executive shall have given notice that such party does not wish to extend the term of this Agreement.
However, in the event a Change in Control occurs during the term of this Agreement, this Agreement will remain in effect for the longer of (i) twenty-four (24) full calendar months beyond the month in which such Change in Control occurred or (ii) until all obligations of the Company to the Executive hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.
Article 2.    Definitions
Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)    “Agreement” means this Executive Change in Control Agreement (Tier I).
(b)    “Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.
(c)    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)    “Beneficiary” means the persons or entities designated or deemed designated by an Executive pursuant to Section 11.2.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Cause” means the Executive’s:
(i)    Willful and continued failure to perform substantially the Executive’s duties with the Company after the Company delivers to the Executive written demand for substantial performance specifically identifying the manner in which the Executive has not substantially performed the Executive’s duties;
(ii)    Conviction of a felony; or
(iii)    Willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
For purposes of this Section 2(f), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based on: (A) authority given pursuant to a resolution duly adopted by the Board or (B) advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company. For purposes of subsections (i) and (iii) above, the Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board, the Executive is guilty of the conduct described in subsection (i) or (iii) above and specifying the particulars thereof in detail.
(g)    “Change in Control” or “CIC” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i)    Any Person, but excluding the Company and any subsidiary of the Company and any employee benefits plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company (collectively, “Excluded Persons”), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of the Company and such ownership continues for at least a period of thirty (30) days (with the end of such period being deemed the effective date of the CIC); or
(ii)    During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that except as set forth in the following sentence, an individual who becomes a member of the Board subsequent to the beginning of the twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this Section 2(g)(ii). Notwithstanding the proviso set forth in the preceding sentence, if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a‑12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, then such individual shall not be considered an Incumbent Director. For purposes of this Section 2(g)(ii), if at any time individuals who initially assumed office as a result of or in connection with an arrangement or understanding between the Company and any Person (an “Entity Designee”) constitute at least one-half (1/2) of the Board, none of such Entity Designees shall be considered Incumbent Directors from that time forward; or
(iii)    There is consummated:
(A)    a plan of complete liquidation of the Company; or
(B)    a sale or disposition of all or substantially all the Company’s assets in one or a series of related transactions; or
(C)    a merger, consolidation, or reorganization of the Company or the acquisition of outstanding Common Stock and as a result of or in connection with such transaction (1) thirty-five percent (35%) or more of the outstanding Common Stock or the voting securities of the Company outstanding immediately prior thereto or the outstanding shares of common stock or the combined voting power of the outstanding voting securities of the surviving entity are owned, directly or indirectly, by any other corporation or Person other than (x) an Excluded Person or (y) a Person who is, or if such Person beneficially owned five percent (5%) or more of the outstanding Common Stock would be, eligible to report such Person’s beneficial ownership on Schedule 13G pursuant to the rules under Section 13(d) of the Exchange Act or (z) a Person that has entered into an agreement with the Company pursuant to which such Person has agreed not to acquire additional voting securities of the Company (other than pursuant to the terms of such agreement), solicit proxies with respect to the Company’s voting securities or otherwise participate in any contest relating to the election of directors of the Company, or take other actions that could result in a Change in Control of the Company; provided that this exclusion shall apply only so long as such agreement shall remain in effect, or (2) the voting securities of the Company outstanding immediately prior thereto do not immediately after such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended.
(i)    “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.
(j)    “Company” means Weyerhaeuser Company, a Washington corporation (including any and all subsidiaries), or any successor thereto as provided in Article 10.
(k)    “Disability” shall have the meaning ascribed to it in the Company’s Retirement Plan for Salaried Employees, or in any successor to such plan.

(l)    “Effective Date” means the later of January 1, 2014 and the date this Agreement is fully executed by the parties hereto.
(m)    “Effective Date of Termination” means the date on which a Qualifying Termination occurs that triggers the payment of Severance Benefits hereunder.
(n)    “Equity Awards” means any awards made from time to time to the Executive of options to purchase the Company’s common stock (“Options”), restricted shares of the Company’s common stock, stock appreciation rights (“SARs”), stock units denominated in units of the Company’s common stock, performance shares, dividend equivalents, or other incentive awards payable in shares of the Company’s common stock under the terms of the LTIP.
(o)    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
(p)    “Executive” means a key executive of the Company who has been presented with and signed this Agreement.
(q)    “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following events:
(i)    A material reduction in the Executive’s authority, duties, or responsibilities existing immediately prior to the CIC;
(ii)    Within two (2) years following a Change in Control, and without the Executive’s consent, the Company’s requiring the Executive to be based at a location that is at least fifty (50) miles farther from the Executive’s primary residence immediately prior to a Change in Control than is such residence from the Company’s headquarters immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations as of the Effective Date;
(iii)    A material reduction by the Company of the Executive’s Base Salary as in effect immediately prior to the CIC;
(iv)    A material reduction in the benefits coverage in the aggregate provided to the Executive immediately prior to the CIC; provided, however, that reductions in the level of benefits coverage shall not be deemed to be “Good Reason” if the Executive’s overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with the Executive’s position at the acquiring company;
(v)    A material reduction in the Executive’s level of participation, including the Executive’s target-level opportunities, in any of the Company’s short- and/or long-term incentive compensation plans in which the Executive participates as of the Effective Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by ten percent (10%) or more); or a material increase in the relative difficulty of the measures used to determine the payouts under such plans; provided, however, that reductions in the levels of participation or increase in relative difficulty of payout measures shall not be deemed to be “Good Reason” if the Executive’s reduced level of participation or difficulty of measures in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with the Executive’s position at the acquiring company; or
(vi)    The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10.
Under this Agreement, Good Reason shall not be deemed to exist unless a “Change in Control” has occurred within the time frame described in Section 4.2. Moreover, in no event shall the Executive’s resignation be for Good Reason unless (A) an event set forth above shall have occurred and the Executive provides the Company with written notice thereof within thirty (30) days after the Executive has knowledge of the occurrence or existence of such event, which notice specifically identifies the event that the Executive believes constitutes Good Reason, and (B) the Company fails to correct the event so identified in all material respects within thirty (30) days after receipt of such notice.
(r)    “LTIP” means the Weyerhaeuser Company 2013 Long-Term Incentive Plan, the Weyerhaeuser Company 2004 Long-Term Incentive Plan or any predecessor or successor long-term incentive plan under which Equity Awards have or may be granted to the Executive from time to time.

(i)
“Non-Competition and Release Agreement” is an agreement, in substantially the form attached hereto in Annex A, executed by and between the Executive and the Company as a condition to the Executive’s receipt of the benefits described in Section 4.3.

(j)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).
(i)    “Qualifying Termination” means any of the events described in Section 4.2, the occurrence of which triggers the payment of Severance Benefits under Section 4.3.
(ii)    “Retirement” shall mean early or normal retirement under the Company’s Retirement Plan for Salaried Employees.
(iii)    “Severance Agreement” means the Executive Severance Agreement between the Company and the Executive, as such agreement may be amended, supplemented or otherwise modified from time to time, or, if such agreement is no longer in effect, any successor agreement thereto.
(iv)    “Severance Benefits” means the Severance Benefits associated with a Qualifying Termination, as described in Section 4.3.

Article 3.    Participation and Continuing Eligibility Under This Agreement
3.1    Participation. Subject to Section 3.2, as well as the remaining terms of this Agreement, the Executive shall remain eligible to receive benefits hereunder during the term of this Agreement.
3.2    Removal From Coverage. In the event the Executive’s job classification is reduced below the minimum level required for eligibility to continue to be covered by severance protection as determined at the sole discretion of the Committee, the Committee may remove the Executive from coverage under this Agreement. Such removal shall be effective three (3) months after the date the Company notifies the Executive of such removal. Removals occurring within two (2) years after a CIC, shall be null and void for purposes of this Agreement.
Article 4.    Severance Benefits
4.1    Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits if:
(a)    the Executive’s employment with the Company shall end for any reason specified in Section 4.2; and
(b)    solely with respect to termination of Executive’s employment pursuant to 4.2(a), the Executive is not (i) offered employment by the Company or any subsidiary or affiliate of the Company whether in a salaried, hourly, temporary, or full-time capacity, or (ii) offered a contract to serve as a consultant or contractor by the Company or any subsidiary or affiliate of the Company, or (iii) offered employment or a contract to serve as a consultant or contractor by an entity acquiring the Company.
Receipt of Severance Benefits shall disqualify the Executive from eligibility to receive any other severance benefits from the Company, including, without limitation, those under the Severance Agreement.
4.2    Qualifying Termination. The occurrence of any one or more of the following events within twenty-four (24) full calendar months following the effective date of a CIC of the Company shall trigger the payment of Severance Benefits to the Executive under this Agreement:
(a)    An involuntary termination of the Executive’s employment by the Company, authorized by the Company’s Senior Vice President of Human Resources, for reasons other than for Cause, mandatory Retirement under the Company’s applicable policies, or the Executive’s death, Disability, or voluntary termination of employment (including voluntary Retirement) without Good Reason; or
(b)    a voluntary termination by the Executive for Good Reason.
4.3    Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits (and further contingent on the proper execution of the Non-Competition and Release Agreement as set forth in Section 4.8), as provided in Sections 4.1 and 4.2, the Company shall pay to the Executive and provide him with the following:
(a)    An amount equal to three (3) times the highest rate of the Executive’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

(b)    An amount equal to three (3) times the Executive’s target annual bonus established for the bonus plan year in which the Executive’s Effective Date of Termination occurs (or, if higher, the target annual bonus established for the bonus plan year in which the CIC occurs).
(c)    An amount equal to the Executive’s unpaid Base Salary and accrued vacation pay through the Executive’s last day of work.
(d)    An amount equal to the Executive’s unpaid actual annual bonus, paid for the plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365). Any payments hereunder are in lieu of any bonuses otherwise payable under the Company’s applicable annual incentive plans.
(e)    A lump sum payment of seventy-five thousand dollars ($75,000) (net of required payroll and income tax withholding) in order to assist the Executive in paying for replacement health and welfare coverage for a reasonable period following the Executive’s Effective Date of Termination.
(f)    Full vesting of the Executive’s benefits under any and all supplemental retirement plans in which the Executive participates. For purposes of determining the amount of an Executive’s benefits in such plans, such benefits shall be calculated under the assumption that the Executive’s employment continued following the Effective Date of Termination for three (3) full years (i.e., three (3) additional years of age and service credits shall be added); provided, however, that for purposes of determining “final average pay” under such programs, the Executive’s actual pay history as of the effective date of termination shall be used. Payout of such amounts shall occur at the time established under such plans.
To the extent that the Executive is subject to a reduction of such benefits due to application of any early retirement provisions, the three (3) additional years of age shall be incorporated in the early retirement reduction calculation so as to offset such reduction. Also, three (3) additional years of age, but not any additional service, shall be used to determine the Executive’s eligibility for early retirement benefits.
(g)    Unless otherwise provided in the instrument evidencing the Equity Award or in a written employment or other agreement between the Executive and the Company and subject to the requirements of Section 409A of the Code, to the extent applicable:
(i)    Full vesting of any Equity Awards, which shall become immediately exercisable and remain exercisable throughout their entire term;
(ii)    Termination or lapsing of any restriction periods and restrictions imposed on such Equity Awards that are not performance based;
(iii)    Termination or lapsing of any restriction or other conditions applicable to any such Equity Awards and such Equity Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant; and
(iv)    Recognition of the target payout opportunities attainable under all outstanding Equity Awards that are performance-based, which Equity Awards shall be deemed to have been fully earned for the entire performance periods and restrictions on such Equity Awards shall lapse and such Equity Awards shall be immediately settled or distributed.
4.4    Termination for Disability. Following a CIC of the Company, if the Executive’s employment is terminated due to Disability, no compensation or benefits shall be payable under this Agreement and the Executive shall instead receive his Base Salary through the Effective Date of Termination, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s disability and other applicable compensation and benefits plans and programs then in effect.
4.5    Termination for Retirement or Death. Following a CIC of the Company, if the Executive’s employment is terminated by reason of his death or voluntary Retirement other than for Good Reason, no compensation or benefits shall be payable under this Agreement and the Executive’s benefits shall instead be determined in accordance with the Company’s retirement and other applicable compensation and benefits plans and programs then in effect.
4.6    Termination for Cause or by the Executive Other Than for Good Reason or Retirement. Following a CIC of the Company, if the Executive’s employment is terminated either (i) by the Company for Cause or (ii) by the Executive (other than for Disability or death) and other than for Good Reason, no compensation or benefits shall be payable under this Agreement and the Executive’s benefits shall instead be determined in accordance with the Company’s applicable compensation and benefits plans and programs then in effect.
4.7    Notice of Termination. Any termination by the Company or by the Executive for Good Reason under this Article 4 shall be communicated by a Notice of Termination, which shall be delivered to the Executive (or to the Senior Vice President, Human Resources, as applicable) no later than the Effective Date of Termination, unless the Executive is terminated for Cause, in which case no Notice of Termination is required. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
4.8    Delivery of Non-Competition and Release Agreement. The payment of Severance Benefits is conditioned on the Executive’s timely execution of the Non-Competition and Release Agreement. The Company will deliver the Non-Competition and Release Agreement when it provides a Notice of Termination to the Executive or promptly following the Company’s receipt of a Notice of Termination from the Executive. The Non-Competition and Release Agreement shall be deemed effective upon the expiration of the required waiting periods under applicable state and/or federal laws as more specifically described therein.
To support the enforcement of the Non-Competition and Release Agreement, the parties agree that the minimum value of the Non-Competition and Release Agreement at the time this Agreement was entered into was at least 1.5 times the Executive’s Base Salary that has been built into the severance formula in Section 4.3.
4.9    Removal From Representative Boards. In the event the terminating Executive occupies any board of directors seats solely as a Company representative, as a condition to receiving the severance set forth in Section 4.3 the Executive shall immediately resign such position upon Executive’s termination of employment with the Company and in any event by the deadline for returning the Non-Competition and Release Agreement described in Section 4.8, unless specifically requested in writing by the Company otherwise.

Article 5.    Form and Timing of Severance Benefits
5.1    Form and Timing of Severance Benefits. The Severance Benefits described in Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(e) shall be paid in cash to the Executive in a single lump sum, subject to the Non-Competition and Release Agreement referred to in Section 4.8, as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from the later of the Effective Date of Termination and the successful expiration of the waiting periods described in Section 4.8 and in no event later than the payment deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4) (or any successor provision). The Severance Benefit described in Section 4.3(d) shall be paid in cash to the Executive in a single lump sum, subject to the Non-Competition and Release Agreement described in Section 4.8, as soon as practicable following the end of the year in which the Executive’s Effective Date of Termination occurs and in no event later than the payment deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), subject to any deferral election by the Executive under an available deferred compensation plan that is applicable to such amount.
5.2    Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Article 6.    The Company’s Payment Obligation
6.1    Payment Obligations Absolute. Except as provided in this Article 6 and Article 7, the Company’s obligation to make the payments and the arrangements provided for hereof shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right that the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in this Article 6 and in Article 7, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reasons whatsoever.
The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.
6.2    Contractual Rights to Benefits. Subject to Article 1 and Sections 3.2 and 6.3, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he may become entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
6.3    Forfeiture of Severance Benefits and Other Payments. Notwithstanding any other provision of this Agreement to the contrary, if it is determined by the Company that the Executive has violated any of the restrictive covenants contained in the Executive’s Non-Competition and Release Agreement, the Executive shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits and other payments already provided to the Executive under this Agreement and the Executive shall forever forfeit the Executive’s rights to any unpaid Severance Benefits and other payments hereunder. Additional forfeiture provisions may apply pursuant to other agreements and policies between the Executive and the Company, and any such forfeiture provisions shall remain in full force and effect.
Article 7.    Dispute Resolution
7.1    Claims Procedure. The Executive may file a written claim with the Company’s Senior Vice President of Human Resources, who shall consider such claim and notify the Executive in writing of his or her decision with respect thereto within ninety (90) days (or within such longer period not to exceed one hundred eighty (180) days, as the Senior Vice President of Human Resources determines is necessary to review the claim, provided that the Senior Vice President of Human Resources notifies the Executive in writing of the extension within the original ninety (90) day period). If the claim is denied, in whole or in part, the Executive may appeal such denial to the Committee, provided the Executive does so in writing within sixty (60) days of receiving the determination by the Senior Vice President of Human Resources. The Committee shall consider the appeal and notify the Executive in writing of its decision with respect thereto within sixty (60) days (or within such longer period not to exceed one hundred twenty (120) days as the Committee determines is necessary to review the appeal, provided that the Committee notifies the Executive in writing of the extension within the original sixty (60) day period).
7.2    Finality of Determination. The determination of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement shall be final, binding, and conclusive on all persons and shall be given the greatest deference permitted by law.

Article 8.    Outplacement Assistance
Following a Qualifying Termination (as described in Section 4.2) the Executive shall be reimbursed by the Company for the costs of all outplacement services incurred by the Executive within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to twenty thousand dollars ($20,000) and shall be completed by the end of the calendar year in which such two (2) year period expires.
Article 9.    Section 409A
The Severance Benefits and reimbursements payable in cash to the Executive under this Agreement (including, without limitation, the Severance Benefits described in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d) and 4.3(e) of this Agreement) are intended to comply with the “short term deferral” exception specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), or otherwise be excepted from coverage under Section 409A of the Code (“Section 409A”). Notwithstanding the foregoing, to the extent an exception is not available and the Executive must be treated as a “specified employee” within the meaning of Section 409A, any such amounts due to the Executive on or within the six (6) month period following the Executive’s separation from service (as defined for purposes of Section 409A) will accrue during such six (6) month period to the extent required by Section 409A and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Executive’s separation from service; provided, however, that such payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of this Agreement, if the Company reasonably determines that the imposition of additional tax under Section 409A will not apply to an earlier payment of such payments. In addition, this Agreement will be interpreted, operated, and administered by the Company to the extent deemed reasonably necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, including any temporary or final Treasury regulations and guidance promulgated thereunder.
Article 10.    Successors and Assignment
10.1    Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a material breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. For the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.
10.2    Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 11.    Miscellaneous
11.1    Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the effective date of a CIC, may be terminated by either the Executive or the Company at any time, subject to applicable law.
11.2    Beneficiaries. The Executive may designate one or more persons or entities as the primary and contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee and pursuant to such other procedures as the Committee may decide. If no such designation is on file with the Company at the time of the Executive’s death, or if no designated Beneficiaries survive the Executive for more than fourteen (14) days, any Severance Benefits owing to the Executive under this Agreement shall be paid to the Executive’s estate.
11.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
11.4    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
11.5    Modification. Except as provided in Article 1 and Section 3.2, no provision of this Agreement may be modified, waived, or discharged following a CIC unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.
11.6    Effect of Agreement. This Agreement shall completely supersede and replace any and all portions of any contracts, plans, provisions, or practices pertaining to severance entitlements owing to the Executive from the Company other than the Severance Agreement, and is in lieu of any notice requirement, policy, or practice. As such, the Severance Benefits described herein shall serve as the Executive’s sole recourse with respect to termination of employment by the Company following a CIC. In addition, Severance Benefits shall not be counted as “compensation,” or any equivalent term, for purposes of determining benefits under other agreements, plans, provisions, or practices owing to the Executive from the Company, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Agreement, the Executive’s rights under all such agreements, plans, provisions, and practices continue to be subject to the respective terms and conditions thereof.
11.7    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Washington shall be the controlling law in all matters relating to this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement on the dates appearing below.
Weyerhaeuser Company        Executive
By:         By:
Its:         Name:
Date:         Date:

ANNEX A

NON-COMPETITION AND RELEASE AGREEMENT
FOR THE EXECUTIVE CHANGE IN CONTROL AGREEMENT (TIER I)

1.	Parties.

The parties to this Non-Competition and Release Agreement are: ____________________ (“Executive”) and WEYERHAEUSER COMPANY, a Washington corporation, and all successors thereto (“Company”).

2.	Date.

The date of this Non-Competition and Release Agreement (this “Release Agreement”) is ______________, 20____ (the “Date of this Agreement”).

3.	Recitals.

Executive’s employment with Company is ending. Executive is a participant in the Weyerhaeuser Company Executive Change in Control Agreement (Tier I) (“CIC Agreement”) and is eligible for Severance Benefits under the CIC Agreement on condition Executive executes a non-competition and release agreement. This Release Agreement sets forth the terms of Executive’s severance from Company.

4.	Defined Terms.

When defined terms from the CIC Agreement are used herein, they shall have the same definitions as provided in Article 2 of the CIC Agreement.

5.	Termination of Employment.

Effective ______________, 20____, Executive’s employment with Company shall terminate (“Termination Date”). As of the Termination Date, Executive resigns any and all board of director seats Executive occupied as a Company representative.

6.	Payments.

Upon expiration of the Revocation Period, defined below, without exercise of the right to revoke, Executive shall receive or be entitled to receive the Severance Benefits and other payments to the extent set forth in the CIC Agreement. Such payments shall be subject to all terms and conditions of the CIC Agreement, including, but not limited to, the forfeiture provisions of Section 6.3 thereof.

7.	Release.

Executive hereby releases Company, and all successors, subsidiaries, and affiliates of Company, and all officers, directors, employees, agents, and shareholders of Company,

and each of them, from any and all claims, liability, demands, rights, damages, costs, attorneys’ fees, and expenses of whatever nature, that exist as of the date of execution of this Release Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including, but not limited to, all claims arising out of Executive’s employment and/or Executive’s termination from employment, and including all claims arising out of applicable state and federal laws, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, state and federal Family Leave Acts, and any other applicable tort, contract, or other common law theories.

8.	Confidentiality Agreement.

8.1    Company’s Confidential Information. During the course of performing Executive’s duties as a Company employee, Executive was exposed to and acquired Company’s Confidential Information. As used herein, “Confidential Information” refers to any and all information of a confidential, proprietary, or trade secret nature that is maintained in confidence by Company for the protection of its business. Confidential Information includes, but is not limited to, Company’s information about or related to (i) any current or planned products; (ii) research and development or investigations related to prospective products; (iii) proprietary software, inventions, and systems; (iv) suppliers or customers; (v) cost information, profits, sales information and accounting and unpublished financial information; (vi) business and marketing plans and methods; and (vii) any other information not generally known to the public that , if misused or disclosed to a competitor, could reasonably be expected to adversely affect Company.

8.2    Nondisclosure of Confidential Information. Executive acknowledges that the Confidential Information is a special, valuable, and unique asset of Company. Executive agrees to keep in confidence and trust all Confidential Information for so long as such information (i) is not generally known to the public or to persons outside Company who could obtain economic value from its use and (ii) is subject to efforts by Company that are reasonable under the circumstances to maintain its secrecy. Executive agrees that Executive shall not directly or indirectly use the Confidential Information for the benefit of Executive or any other person or entity.

9.	Nonsolicitation.

9.1     Nonsolicitation of Employees. Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any employee of Company, any successor corporation, or a subsidiary of Company to work for Executive or any competing company or competing business organization.

9.2    Nonsolicitation of Customers and Vendors. Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any customer, vendor, or supplier of Company to end its relationship with Company and/or conduct business with Executive or any entity in which Executive has a financial interest.

10.	Noncompetition.

Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly, whether as an employee, officer, director, shareholder, agent, or consultant, engage or participate in any business that competes with Company, provided that nothing in this Section 10 shall preclude Executive from (i) performing any services on behalf of an investment banking, commercial banking, auditing, or consulting firm or (ii) investing five percent (5%) or less in the common stock of any publicly traded company, provided such investment does not give Executive the right or ability to control or influence the policy decisions of any competing business.

11.	Review and Rescission Rights.

Executive has forty-five (45) days from the Date of this Agreement (the “Review Period”) within which to decide whether to sign this Release Agreement. If Executive signs this Release Agreement, Executive may revoke this Release Agreement if, within seven (7) days after signing (the “Revocation Period”), Executive delivers notice in writing to an Executive Compensation Manager of Company.

This Release Agreement will not become effective, and the Severance Benefits dependent on the execution of this Release Agreement will not become payable, until this Release Agreement is signed, the Revocation Period expires, and Executive has not exercised the right to revoke this Release Agreement.

Executive may sign this Release Agreement prior to the end of the forty-five (45) day Review Period, thereby commencing the seven (7) day Revocation Period. Whether Executive decides to sign before the end of the Review Period is entirely up to Executive.

Executive will receive the same severance payments regardless of when Executive signs this Release Agreement, as long as Executive signs prior to the end of the Review Period and does not revoke this Release Agreement.

Executive acknowledges that Executive’s release of rights is in exchange for Severance Benefits to which Executive otherwise legally would not be entitled.

12.	Advice of Counsel.

Executive acknowledges that Executive has been advised to consult with an attorney before signing this Release Agreement.

13.	Disputes.

Any dispute or claim that arises out of or relates to this Release Agreement shall be resolved in accordance with the provisions of Article 7 of the CIC Agreement. Notwithstanding the provisions of this Section 13, any claim by Company for injunctive relief under the provisions of Section 8, 9, or 10 herein, or any subparts thereof, shall not be subject to the terms of this Section 13.

14.	Governing Law; Venue.

To the extent not preempted by the laws of the United States, Washington law governs this Release Agreement, notwithstanding its choice of law rules. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in King County, Washington in any action or dispute arising out of or relating to this Release Agreement and agrees that all claims in respect of such action or dispute may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Release Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or dispute so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

15.	Entire Agreement.

All of the parties’ agreements, covenants, representations, and warranties, express or implied, oral or written, concerning the subject matter of this Release Agreement are contained in this Release Agreement. All prior and contemporaneous conversations, negotiations, agreements, representations, covenants, and warranties concerning the subject matter of this Release Agreement are merged into this Release Agreement. This is an integrated agreement.

16.	Miscellaneous.

The benefits and obligations of this Release Agreement shall inure to the successors and assigns of the parties. The parties acknowledge that the only consideration for this Release Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Release Agreement, that this Release Agreement has been executed voluntarily, and that the terms of this Release Agreement are contractual.

17.	Severability.

Executive agrees that each provision in this Release Agreement will be treated as a separate and independent clause, and the enforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Release Agreement. Moreover, if one or more of the provisions contained in this Release Agreement, whether for the benefit of Executive or Company, are for any reason held to be excessively broad as to scope, activity, or subject so as to be unenforceable at law, such provision or provisions will be construed by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it then appears.

18.	Section and Paragraph Titles.

Section and paragraph titles in this Release Agreement are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Release Agreement.

WEYERHAEUSER COMPANY

By:                                Date:    _________________

Title:

[Name]________________________________

______________________________________        Date:    _________________